Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TELADOC, INC.

Teladoc, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.                                      The name of the Corporation is Teladoc, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 16, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 2009. A Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 2011. A Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 29, 2013. A Fourth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 2014. A Fifth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 6, 2015. A Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 25, 2017.

2.                                      The Board of Directors of the Corporation duly adopted a resolution proposing to amend the Sixth Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which proposed amendment is as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 151,000,000 shares, consisting of (a) 150,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (b) 1,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

3.                                      The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.                                      That the foregoing amendment shall be effective as of May 31, 2018.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer on May 31, 2018.

TELADOC, INC.

By:	/s/ Adam C. Vandervoort
Name:	Adam C. Vandervoort
Date:	May 31, 2018

[Signature Page to Certificate of Amendment]